Exhibit 99.1

Regado Biosciences Announces First Quarter 2014 Financial Results and Corporate Highlights

Conference Call and Webcast, May 14, 2014, at 8:30 a.m. EDT

Basking Ridge, N.J. – May 14, 2014 — Regado Biosciences, Inc. (Nasdaq: RGDO), a biopharmaceutical company focused on the late-stage, Phase 3 clinical development of the Revolixys™ Kit (previously known as REG1), its first-in-class, actively controllable antithrombotic drug system, today announced its first quarter 2014 corporate highlights and financial results. A conference call and webcast to discuss the results will be held, May 14, 2014, at 8:30 a.m. EDT.

“As announced in April, we were very pleased to reach the first enrollment milestone in our global REGULATE-PCI trial, which allowed us to expand our efforts and enroll ‘all comers’ into the trial, and include NSTEMI patients. The study continues to progress as planned, and we expect to continue to meet our planned enrollment milestones later this year,” David J. Mazzo, Ph.D., Chief Executive Officer of Regado Biosciences, commented. “We believe that Revolixys will be a category-leading anticoagulant that has the potential to improve patient outcomes by providing direct therapeutic control to physicians in clinical settings. By designating Revolixys as a Fast Track Development Program, I believe that the FDA recognizes that there is a significant need for this treatment option.”

FIRST QUARTER 2014 FINANCIAL SUMMARY

Cash and cash equivalents at March 31, 2014, totaled $34.8 million compared to $10.8 million at March 31, 2013. In addition, on April 16, 2014, the Company successfully closed a public offering of approximately $60 million of common stock with new and existing investors. Regado believes that the expected net proceeds of this offering, together with its existing working capital, will be sufficient to fund the REGULATE-PCI trial and operations through Q1 2015.

Regado’s net loss for the quarter ended March 31, 2014, was $30.7 million or a net loss of $1.30 per share as compared to a net loss of $3.3 million or a net loss of $14.87 per share for the corresponding period in 2013 on both a basic and fully diluted basis.

CORPORATE HIGHLIGHTS

•	Revolixys Phase 3 trial reached 1,000 patient milestone: On April 2, 2014, Regado announced that 1,000 patients had been enrolled in the REGULATE-PCI trial, and enrollment was extended to include the planned “all comers” percutaneous coronary intervention (PCI) patient population described in the trial protocol.

•	Successfully raised approximately $80 million through equity offerings: In two separate transactions, the Company successfully raised a total of approximately $80 million. This level of funding is projected to support the REGULATE-PCI trial and operations through Q1 2015.

•	Revolixys designated by the FDA as a Fast Track Development Program: In March of 2014, Revolixys for use in PCI was given Fast Track designation by the FDA. The FDA’s Fast Track process is designed to facilitate the development and expedite the review of drugs to treat serious conditions that fill an unmet medical need, with the overall goal of getting new drugs to patients earlier.

•	Broadened the patent portfolio protecting the core technology platform: Regado received the issuance of U.S. patent 8,586,524, extending the patent coverage beyond nucleic acid-based modulators to now include peptide-, polypeptide- and protein-based control agents for the modulation of aptamer-based anticoagulants.

•	IND acceptance for REG2: The U.S. Food and Drug Administration accepted the investigational new drug (IND) application for REG2, for which the Company plans to conduct additional clinical testing in sub-acute venous thrombosis indications in the future.

CONFERENCE CALL INFORMATION

Interested participants and investors may access the conference call by dialing (877) 870-4263 for domestic callers or (412) 317-0790 for international callers. An audio webcast will be accessible via the Investor Relations section of the Regado website, www.regadobio.com, and will be archived there for 60 days following the call.

ABOUT REGADO BIOSCIENCES

Regado Biosciences, Inc., is a biopharmaceutical company focused on the discovery and development of novel, oligonucleotide-based actively controllable therapeutics. Our initial focus is on applications in the acute and sub-acute cardiovascular therapeutic area. The company’s lead product candidate, Revolixys Kit, is a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. The Revolixys Kit is currently being evaluated in the REGULATE-PCI trial, a worldwide Phase 3 trial enrolling 13,200 patients with acute coronary syndromes (ACS) undergoing percutaneous coronary intervention (PCI), a hospital-based procedure used to mechanically open or widen obstructed coronary arteries. Regado’s actively controllable product candidates have the potential to improve patient outcomes and enhance the patient experience, provide direct therapeutic control to physicians and reduce overall treatment costs. More information can be found at www.regadobio.com.

120 Mountain View Boulevard	1st Floor	Basking Ridge, NJ 07920	www.regadobio.com

For more information on REGULATE-PCI, please visit:

http://www.clinicaltrials.gov/ct2/show/NCT01848106

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to financial projections, estimates and their underlying assumptions, future performance, the progress of the REGULATE-PCI trial, enrollment in the REGULATE-PCI trial and the prospects for the completion of the REGULATE-PCI trial and any regulatory approval of REG1 and the successful commercialization of REG1 if approved. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from those projected in forward-looking statements include the “Risk Factors” described in our periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:

David Schull or Lena Evans

Russo Partners

212-845-4271

212-845-4262

david.schull@russopartnersllc.com

lena.evans@russopartnersllc.com

Investor Relations Contacts:

Tricia Truehart and Adam Cutler

Trout Group

646-378-2953

646-378-2936

ttruehart@troutgroup.com

acutler@troutgroup.com

120 Mountain View Boulevard	1st Floor	Basking Ridge, NJ 07920	www.regadobio.com